Exhibit 4.02

GUARANTY

     This Guaranty (this “Guaranty”), dated as of November 19, 2004, is made by American Standard International Inc., a Delaware corporation (“ASII”) to The Bank of New York, a New York banking corporation, as Trustee (in such capacity, the “Trustee”) in connection with that certain Base Indenture dated as of January 15, 1998, between American Standard Inc., a Delaware corporation (the “Issuer”), American Standard Companies Inc., a Delaware corporation (the “Parent”) and the Trustee, as supplemented by those certain six supplemental indentures, relating to seven series of notes (as supplemented from time to time, the “Indenture”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

W I T N E S S E T H:

     WHEREAS, ASII has deemed it advisable and in its best interest to voluntarily execute and deliver this Guaranty to the Trustee for the benefit of the Holders of the Securities based on the terms, agreements and covenants set forth in this Guaranty;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

     1. Guaranty. With respect to each Security of or within a series heretofore issued and any Securities of a series to be hereafter issued by the Issuer which upon issuance shall be guaranteed by ASII pursuant to a supplemental indenture establishing that series in accordance with Section 3.01 of the Indenture, ASII hereby fully and unconditionally guarantees to each Holder of any such Security authenticated and made available for delivery by the Trustee and to each Holder of any coupon appertaining to any such Security, and to the Trustee on behalf of each such Holder, the due and punctual payment of the principal of (and premium, if any, on) and interest (including, in case of default, interest on principal and, to the extent permitted by applicable law, on overdue interest and including any additional interest required to be paid according to the terms of any such Security or any coupon appertaining thereto), if any, on each such Security, and the due and punctual payment of any sinking fund payment (or analogous obligation), if any, provided for with respect to any such Security, when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, according to the terms thereof and of the Indenture, including, without limitation, the payment of any Additional Amounts, if any, provided for with respect to any such Security as described under Section 10.10 of the Indenture and all other amounts owed by the Issuer and the Guarantor under the Indenture (the “ASII Guaranteed Debt”).

     2. Payment. In case of the failure of the Issuer or any successor thereto punctually to pay any such principal, premium, interest or sinking fund payment, ASII hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon declaration of acceleration, upon tender for repayment at the option of any Holder or otherwise, as if such payment were made by the Issuer. ASII hereby agrees that its ASII Guaranteed Debt hereunder shall be as if it were principal debtor and not merely surety and shall be absolute and unconditional, irrespective of the identity of the Issuer, the validity, regularity or enforceability of any such Security or any coupon appertaining thereto or this Indenture, the absence of any action to enforce the same, any waiver or consent by the Holder of any such Security or any coupon appertaining thereto with respect to any provisions thereof, the recovery of any judgment against the Issuer or any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     3. Waiver of Notice. ASII hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its obligations under this Guaranty will not be discharged except by complete performance of its obligations contained in any such Security or any coupon appertaining thereto and in this Guaranty.

     4. Reinstatement. If the Trustee or the Holder of any Security or any coupon appertaining thereto is required by any court or otherwise to return to the Issuer or ASII, or any custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official acting in relation to the Issuer or ASII, any amount paid to the Trustee or such Holder in respect of a Security or any coupons appertaining thereto, this Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect. ASII further agrees, to the fullest extent that it may lawfully do so, that, as between the Parent, on the one hand, and the Holders and the Trustee, on the other hand, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article V of the Indenture for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition extent under any applicable bankruptcy law preventing such acceleration in respect of the obligations guaranteed hereby.

     5. Subrogation. ASII shall be subrogated to all rights of the Holders of the Securities of a series (and of any coupons appertaining thereto) against the Issuer in respect of any amounts paid by ASII on account of such Securities or any coupon appertaining thereto or this Indenture; provided, however, that ASII shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of (and premium, if any, on) and interest, if any, on all Securities of such series shall have been indefeasibly paid in full.

     6. Execution and Delivery of Guarantees. To evidence its guarantees under this Guaranty with respect to Securities of or within any series issued by the Issuer after the date hereof that are specified, as contemplated by Section 3.01 of the Indenture, to be guaranteed by ASII, ASII hereby agrees to execute a confirmation of guaranty (each a, “Confirmation of Guaranty”), in the form of Appendix I attached hereto or such other form as shall be established in one or more indentures supplemented hereto or approved from time to time by or pursuant to a Board Resolution, to be endorsed on each Security of such series authenticated and made available for delivery by the Trustee. Each such

Confirmation of Guaranty shall be executed on behalf of ASII by its Chairman of the Board, or its Vice Chairman of the Board, or its President, or one of its Executive Vice Presidents or Vice Presidents, or by its Treasurer or one of its Assistant Treasurers and attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on each Confirmation of Guaranty may be manual or facsimile. Each Confirmation of Guaranty bearing the manual or facsimile signatures of the individuals who were the proper officers of ASII shall bind ASII, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of the Securities upon which such Confirmation of Guaranty is endorsed or did not hold such offices at the date of such Securities.

     The delivery of any Securities by the Trustee, after the date hereof and after the authentication thereof under the Indenture, shall constitute due delivery of each Confirmation of Guaranty endorsed thereon on behalf of ASII. ASII hereby agrees that its guarantees set forth in this Guaranty shall remain in full force and effect notwithstanding any failure to endorse on each security a notation of such Confirmation of Guaranty.

     No Confirmation of Guaranty on Securities of a series heretofore issued shall be required to evidence ASII’s guaranty thereof pursuant to this Guaranty.

     7. Limitation of ASII’s Liability. ASII, and by its acceptance of a Security each Holder, hereby confirms that it is the intention of all such parties that in no event shall any ASII Guaranteed Debt under this Guarantee Agreement constitute or result in a fraudulent transfer or conveyance for purposes of, or resulting a violation of, any United States, federal, or applicable United States state, fraudulent transfer or conveyance or similar law. To effectuate the foregoing intention, in the event that the ASII Guaranteed Debt, if any, in respect of the Securities of any series would, but for this sentence, constitute or result in such a fraudulent transfer or conveyance or violation, then the liability of ASII under this Guarantee Agreement in respect of the Securities of such series shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law

     Observation of Indenture Covenants. ASII hereby agrees to observe, comply with and be bound by each and every covenant and other obligation in the Indenture to which American Standard Companies Inc. as “Guarantor” has agreed in the Indenture to observe, comply with or be bound by, to the same extent as if the definition of “Guarantor” in the Indenture included ASII.

     9. Representations and Warranties. ASII warrants and represents to the Trustee that it is duly authorized to execute and deliver this Guaranty and to perform its obligations under this Guaranty, that this Guaranty has been duly executed and delivered on behalf of ASII by its duly authorized representatives; that this Guaranty is legal, valid, binding and enforceable against ASII in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that ASII’s execution, delivery and performance of this Guaranty do not violate or constitute a breach of any of its organizational documents, any agreement or instrument to which ASII is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

     10. Entire Agreement. This Guaranty constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 12, this Guaranty, any portion or provision hereof may not be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Indenture.

     11. Binding Agreement; Assignment. This Guaranty, the covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns.

     12. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the state of New York.

     13. Termination. Subject to reinstatement pursuant to Section 4 hereof, this Guaranty and ASII’s obligations with respect to the ASII Guaranteed Debt hereunder shall terminate on the date as of which the Issuer shall have made or is deemed to have made final payment in full of all outstanding amounts under the Securities and the Indenture (including all principal, interest, fees and expenses) and the Indenture shall have otherwise been satisfied and discharged in accordance with Article IV thereof.

[Signature page follows.]

     IN WITNESS WHEREOF, ASII has duly executed and delivered this Guaranty as of the day and year first written above.

AMERICAN STANDARD INTERNATIONAL INC.

By:	/s/ R. Scott Massengill

Title: Vice President and Treasurer

Attest:

By:	/s/ Mark C. Cresitello	By:	/s/ David S. Kuhl

Title:	Assistant Secretary	Title:	Assistant Treasurer

APPENDIX I

FORM OF NOTATION ON SECURITIES RELATING TO
AMERICAN STANDARD INTERNATIONAL INC.

     American Standard International Inc., a Delaware corporation (“ASII”) has unconditionally guaranteed, to the extent set forth in the Guaranty dated as of November 19, 2004 by ASII to the Trustee, and subject to the provisions in the Indenture, the due and punctual payment and performance of the obligations of the Issuer in connection with the Indenture and each Series of Securities issued thereunder. In case of the failure of the Issuer punctually to perform or make any such payment, ASII hereby agrees to cause such payment and performance to be made punctually. The obligations of ASII to the Holders and to the Trustee pursuant to the Guaranty and the Indenture are expressly set forth in the Guaranty. Capitalized terms used and not defined herein have the meanings ascribed thereto in the Indenture.

AMERICAN STANDARD INTERNATIONAL INC.

By:

Name:
Title:

Attest:

By:

Name:
Title:

(Seal)